Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Dollar amounts presented in millions, except share data)

The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effect of the acquisition by Gilead Sciences, Inc., a Delaware corporation (“Gilead” or “Parent”) of Immunomedics, Inc., a Delaware corporation (“Immunomedics”). On September 13, 2020, Gilead entered into an Agreement and Plan of Merger (the “Merger Agreement”), among Parent, Immunomedics, and Maui Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, on September 24, 2020, Purchaser commenced a tender offer (the “Offer”), to purchase all of the issued and outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Immunomedics, other than any Shares held immediately prior to the effective time of the merger by Immunomedics (or held in Immunomedics’ treasury) and any Shares held immediately prior to the effective time of the merger by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent, at a price of $88.00 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes. On October 23, 2020, Gilead completed the Offer for all outstanding shares of common stock of Immunomedics and accepted all shares validly tendered and not withdrawn as of the expiration time of the Offer. Following the Offer, Gilead also acquired all remaining shares not tendered at Offer pursuant to the merger contemplated by the Merger Agreement. As a result, the acquisition was completed and Immunomedics became a wholly-owned subsidiary of Gilead.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, which is referred to herein as “U.S. GAAP.” Under the acquisition method, the assets and liabilities of Immunomedics are generally recorded by Gilead at their respective fair values as of the date the acquisition was completed based upon preliminary valuation using information known and knowable as of the date of this filing. The unaudited pro forma condensed combined balance sheet data as of June 30, 2020 gives effect to the acquisition as if it had occurred on June 30, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and for the six months ended June 30, 2020 give effect to Gilead’s results of operations as if the acquisition had occurred on January 1, 2019.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been derived from and should be read in conjunction with the historical audited consolidated financial statements of Gilead contained in its Annual Report on Form 10-K for the year ended December 31, 2019 and the historical audited consolidated financial statements of Immunomedics contained in its Annual Report on Form 10-K for the year ended December 31, 2019 (which is incorporated by reference as Exhibit 99.1 to this Current Report on Form 8-K/A). The following unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2020 and unaudited pro forma condensed combined balance sheet as of June 30, 2020 have been derived from and should be read in conjunction with the historical unaudited condensed consolidated financial information of Gilead as of and for the six months ended June 30, 2020 contained in Gilead’s Quarterly Report on Form 10-Q for the period ended June 30, 2020 and the historical unaudited condensed consolidated financial statements of Immunomedics as of and for the six months ended June 30, 2020 contained in Immunomedics’ Quarterly Report on Form 10-Q for the period ended June 30, 2020 (which is incorporated by reference as Exhibit 99.2 to this Current Report on Form 8-K/A).

The unaudited pro forma condensed combined financial information set forth below gives the estimated effect to the following:

·	the completion of the acquisition, with Immunomedics’ shareholders receiving $88.00 in cash for each Immunomedics’ common share; and

·	the incurrence of additional debt by Gilead to (i) finance, in part, the cash payment of the acquisition consideration and (ii) pay certain transaction expenses in connection with the acquisition.

The pro forma adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined financial information. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. Under the acquisition method of accounting under U.S. GAAP, assets acquired and liabilities assumed are generally recorded at their respective fair values as of the date the acquisition is completed. For pro forma purposes, the fair value of Immunomedics’ tangible and identifiable intangible assets acquired and liabilities assumed were based on a preliminary estimate of fair value as of the acquisition date. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed was recognized as goodwill. Preliminary fair value estimates of assets and liabilities may change as additional information becomes available and such changes could be material.

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Regulation S-X Article 11, “Pro Forma Financial Information,” as amended by the final rule, “Amendments to Financial Disclosures About Acquired and Disposed Businesses,” as adopted by the U.S. Securities and Exchange Commission (the “SEC”) on May 21, 2020 (“Article 11”) and is presented in U.S. dollars. Gilead elected to voluntarily comply with the amended Article 11 in advance of the mandatory compliance date. The pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the combined financial position or results of operations that would have been realized had the acquisition of Immunomedics occurred as of the dates indicated, nor is it meant to be indicative of any anticipated combined financial position or future results of operations that Gilead will experience after the acquisition. In addition, the accompanying unaudited pro forma condensed combined statement of operations does not include any expected cost savings, operating synergies, or revenue enhancements, which may be realized subsequent to the acquisition. No material transactions existed between Gilead and Immunomedics during the pro forma periods.

Gilead Sciences, Inc. Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2020

	Historical
(in millions)	Gilead	Immunomedics, after reclassifications (Note 4)	Transaction accounting adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Assets
Current assets:
Cash and cash equivalents	$6,746	$971	$(8,832)	5a, 5m	$8,183	5k	$7,068
Short-term marketable securities	12,168	4	(9,858)	5a, 5l	-		2,314
Accounts receivable, net	3,194	22	-		-		3,216
Inventories	1,052	21	503	5b	-		1,576
Prepaid and other current assets	1,483	25	-		-		1,508
Total current assets	24,643	1,043	(18,187)		8,183		15,682

Property, plant and equipment, net	4,653	26	-		-		4,679
Long-term marketable securities	2,276	-	(1,700)	5a, 5l	-		576
Intangible assets, net	13,225	-	20,535	5c	-		33,760
Goodwill	4,117	-	3,855	5i	-		7,972
Other long-term assets	7,020	8	23	5b, 5d, 5p	-		7,051
Total assets	$55,934	$1,077	$4,526		$8,183		$69,720

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$532	$41	$-		$-		$573
Accrued government and other rebates	3,337	-	-		-		3,337
Other accrued liabilities	3,696	19	535	5e, 5o	-		4,250
Current portion of long-term debt and other obligations, net	2,999	21	(11)	5f	-		3,009
Total current liabilities	10,564	81	524		-		11,169
Long-term debt, net	21,103	268	808	5f	8,183	5k	30,362
Long-term income taxes payable	5,107	-	-		-		5,107
Other long-term obligations	1,018	136	4,064	5d, 5g, 5h, 5p	-		5,218
Commitments and contingencies
Stockholders’ equity:
Preferred stock	-	-	-		-		-
Common stock	1	2	(2)	5j	-		1
Additional paid-in capital	3,511	2,064	(2,064)	5j	-		3,511
Accumulated other comprehensive income (loss)	70	(1)	(30)	5j, 5n	-		39
Retained earnings	14,445	(1,472)	1,226	5j, 5m, 5n, 5o	-		14,199
Total Gilead stockholders’ equity	18,027	593	(870)		-		17,750
Noncontrolling interest	115	(1)	-		-		114
Total stockholders’ equity	18,142	592	(870)		-		17,864
Total liabilities and stockholders’ equity	$55,934	$1,077	$4,526		$8,183		$69,720

See accompanying notes.

Gilead Sciences, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2020

	Historical
(in millions, except per share data)	Gilead	Immunomedics, after reclassifications (Note 4)	Transaction accounting adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Revenues:
Product sales	$10,534	$20	$-		$-		$10,554
Royalty, contract and other revenues	157	-	-		-		157
Total revenues	10,691	20	-		-		10,711
Costs and expenses:
Cost of goods sold	2,033	2	172	6a, 6b, 6f	-		2,207
Research and development expenses	2,303	105	-		-		2,408
Acquired in-process research and development expenses	4,621	-	-		-		4,621
Selling, general and administrative expenses	2,315	48	-		-		2,363
Total costs and expenses	11,272	155	172		-		11,599
Loss from operations	(581)	(135)	(172)		-		(888)
Interest expense	(481)	(28)	13	6h	(63)	6c	(559)
Other income (expense), net	92	3	(81)	6i	-		14
Loss before income taxes	(970)	(160)	(240)		(63)		(1,433)
Income tax expense (benefit)	838	-	(94)	6d	(14)	6d	730
Net loss	(1,808)	(160)	(146)		(49)		(2,163)
Net loss attributable to noncontrolling interest	(20)	-	-		-		(20)
Net loss attributable to Gilead	$(1,788)	$(160)	$(146)		$(49)		$(2,143)
Net loss per share attributable to Gilead common stockholders - basic	$(1.42)						$(1.70)
Shares used in per share calculation - basic	1,258						1,258
Net loss per share attributable to Gilead common stockholders - diluted	$(1.42)						$(1.70)
Shares used in per share calculation - diluted	1,258						1,258

 See accompanying notes.

Gilead Sciences, Inc. Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

	Historical
(in millions, except per share data)	Gilead	Immunomedics, after reclassifications (Note 4)	Transaction accounting adjustments	Note reference	Financing adjustments	Note reference	Pro forma combined
Revenues:
Product sales	$22,119	$-	$-		$-		$22,119
Royalty, contract and other revenues	330	-	-		-		330
Total revenues	22,449	-	-		-		22,449
Costs and expenses:
Cost of goods sold	4,675	-	65	6e, 6f	-		4,740
Research and development expenses	4,855	255	48	6e	-		5,158
Acquired in-process research and development expenses	4,251	-	-		-		4,251
Selling, general and administrative expenses	4,381	69	176	6e, 6g	-		4,626
Total costs and expenses	18,162	324	289		-		18,775
Income (loss) from operations	4,287	(324)	(289)		-		3,674
Interest expense	(995)	(40)	11	6h	(127)	6c	(1,151)
Other income (expense), net	1,868	7	(226)	6i	-		1,649
Income (loss) before income taxes	5,160	(357)	(504)		(127)		4,172
Income tax benefit	(204)	-	(202)	6d	(28)	6d	(434)
Net income (loss)	5,364	(357)	(302)		(99)		4,606
Net loss attributable to noncontrolling interest	(22)	-	-		-		(22)
Net income (loss) attributable to Gilead	$5,386	$(357)	$(302)		$(99)		$4,628
Net income per share attributable to Gilead common stockholders - basic	$4.24						$3.64
Shares used in per share calculation - basic	1,270						1,270
Net income per share attributable to Gilead common stockholders - diluted	$4.22						$3.62
Shares used in per share calculation - diluted	1,277						1,277

See accompanying notes.

Note 1 – Description of the Transaction

On September 13, 2020, Gilead entered into the Merger Agreement to acquire Immunomedics, a company focused on the development of antibody-drug conjugate (“ADC”) technology. Immunomedics researches and develops biopharmaceutical products, particularly antibody-based products for patients with solid tumors and blood cancers, and manufactures and markets Trodelvy™ (sacituzumab govitecan-hziy). Trodelvy, a Trop-2-directed ADC, developed by Immunomedics is the first ADC that the U.S. Food and Drug Administration (“FDA”) approved for the treatment of adult patients with metastatic triple-negative breast cancer.

On September 24, 2020, under the terms of the Merger Agreement, Gilead commenced the Offer to acquire all of the outstanding shares of common stock of Immunomedics for approximately $21 billion (at a price of $88.00 per share), net in cash, without interest and subject to any withholding of taxes. On October 23, 2020, Gilead completed the Offer for all outstanding shares of common stock of Immunomedics and accepted all shares validly tendered and not withdrawn as of the expiration time of the Offer. Following the Offer, Gilead also acquired all remaining shares not tendered at Offer pursuant to the merger contemplated by the Merger Agreement. As a result, the acquisition was completed and Immunomedics became a wholly-owned subsidiary of Gilead.

Gilead financed the acquisition with the majority of the proceeds from the September 2020 senior unsecured notes offering, an additional $1.0 billion borrowing under a new senior unsecured term loan facility and the balance with cash on hand. In September 2020, Gilead issued $7.25 billion aggregate principal amount of senior unsecured notes consisting of (i) $500 million principal amount of floating rate notes due September 2021 and $500 million principal amount of floating rate notes due September 2023 (together, the “Floating Rate Notes”); and (ii) $2.0 billion principal amount of 0.75% senior notes due September 2023, $750 million principal amount of 1.20% senior notes due October 2027, $1.0 billion principal amount of 1.65% senior notes due October 2030, $1.0 billion principal amount of 2.60% senior notes due October 2040 and $1.5 billion principal amount of 2.80% senior notes due October 2050 (together, the “Fixed Rate Notes” and, together with the Floating Rate Notes, the “2020 Senior Notes”).

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the acquisition of Immunomedics as if the acquisition occurred on June 30, 2020. The pro forma adjustments required to reflect the acquired assets and assumed liabilities of Immunomedics are based on the estimated fair value of Immunomedics’ assets and liabilities as of the acquisition date. The pro forma condensed combined statements of operations for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the Immunomedics acquisition as if it occurred on January 1, 2019.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP and was based on the historical financial information of Gilead and Immunomedics. The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed in a business combination be generally recognized at their fair values as of the acquisition date. The historical consolidated financial information has been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are transaction accounting adjustments which are those necessary to account for the acquisition and adjustments related to financing of the acquisition.

Fair value is defined as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Market participants are assumed to be buyers or sellers in the most advantageous market for the asset or liability. Fair value measurement for an asset assumes the highest and best use by these market participants. As a result, Gilead may be required to record assets that are not intended to be used or sold and/or to value assets at fair value measurements that do not reflect Gilead’s intended use for those assets. Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could lead to different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

Note 3 – Accounting Policies

During preparation of the unaudited pro forma condensed combined financial information, Gilead management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies between the two companies in addition to the pro forma reclassifications detailed in Note 4. Following the acquisition date, Gilead management will conduct a final review of Immunomedics’ accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Immunomedics’ results of operations or reclassification of assets or liabilities to conform to Gilead’s accounting policies and classifications. As a result of this review, Gilead management may identify differences that, when adjusted or reclassified, could have a material impact on this unaudited pro forma condensed combined financial information.

Note 4 – Reclassification of Immunomedics Historical Financial Information

Certain reclassifications have been made to historical financial statements of Immunomedics to conform to Gilead’s financial statement presentation, as follows.

Reclassifications included in the unaudited pro forma condensed combined balance sheet

	As of June 30, 2020
	Immunomedics, before		Immunomedics, after	Note
(in millions)	reclassifications	Reclassifications	reclassifications	reference
Assets
Cash and cash equivalents	$971	$-	$971
Marketable securities	4	-	4
Accounts receivable, net	22	-	22
Inventory	21	-	21
Prepaid and other current assets	25	-	25
Property and equipment, net	34	(8)	26	(a)
Other long-term assets	-	8	8	(a)

Liabilities
Accounts payable and accrued expenses	60	(19)	41	(b)
Other accrued liabilities	-	19	19	(b)
Liability related to sale of future royalties - current	21	(21)	-	(c)
Current portion of long-term debt and other obligations, net	-	21	21	(c)
Liability related to sale of future royalties - non-current	268	(268)	-	(d)
Long-term debt, net	-	268	268	(d)
Deferred revenues	126	(126)	-	(e)
Lease liability - non-current	10	(10)	-	(f)
Other long-term obligations	-	136	136	(e), (f)

Equity
Convertible preferred stock	-	-	-
Common stock	2	-	2
Additional paid in capital	2,064	-	2,064
Treasury stock	(2)	2	-	(g)
Accumulated deficit	(1,470)	(2)	(1,472)	(g)
Accumulated other comprehensive loss	(1)	-	(1)
Noncontrolling interest in subsidiary	(1)	-	(1)

(a)	Right of use assets reclassified from Property and equipment, net to Other long-term assets.
(b)	Accrued expenses reclassified to Other accrued liabilities.
(c)	Liability related to sale of future royalties - current reclassified to Current portion of long-term debt and other obligations, net.
(d)	Liability related to sale of future royalties - non-current reclassified to Long-term debt, net.
(e)	Deferred revenues reclassified to Other long-term obligations.
(f)	Lease liability - non-current reclassified to Other long-term obligations.
(g)	Treasury stock reclassified to Accumulated deficit.

Reclassifications included in the unaudited pro forma condensed combined statements of operations

	For the six months ended June 30, 2020
(in millions)	Immunomedics, before reclassification	Reclassifications	Immunomedics, after reclassification	Note reference
Product sales	$20	$-	$20
Royalty, contract and other revenues	-	-	-
Cost of goods sold	2	-	2
Research and development expenses	105	-	105
Acquired in-process research and development expenses	-	-	-
Selling, general and administrative expenses	48	-	48
Interest expense	(28)	-	(28)
Interest and other income	3	(3)	-	(a)
Other income (expense), net	-	3	3	(a)
Income tax expense (benefit)	-	-	-
Net loss attributable to noncontrolling interest	-	-	-

(a)	Interest and other income reclassified to Other income (expense), net.

	For the year ended December 31, 2019
(in millions)	Immunomedics, before reclassification	Reclassifications	Immunomedics, after reclassification	Note reference
Product sales	$-	$-	$-
Royalty, contract and other revenues	-	-	-
Cost of goods sold	-	-	-
Research and development expenses	255	-	255
Acquired in-process research and development expenses	-	-	-
Selling, general and administrative expenses	69	-	69
Interest expense	(40)	-	(40)
Interest and other income	7	(7)	-	(a)
Other income (expense), net	-	7	7	(a)
Income tax expense (benefit)	-	-	-
Net loss attributable to noncontrolling interest	-	-	-

(a)	Interest and other income reclassified to Other income (expense), net.

Note 5 – Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to record assets acquired and liabilities assumed at their fair values are preliminary estimates. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Immunomedics’ tangible and intangible assets acquired and liabilities assumed. The final valuation of assets acquired and liabilities assumed may be materially different than the estimated values assumed in the unaudited pro forma condensed combined financial information.

At this time, Gilead does not have sufficient information necessary to make a reasonable preliminary estimate of the fair value of Immunomedics’ legal and other contingencies and uncertain tax positions. Therefore, no adjustment has been recorded to modify the current book values for these items.

The consideration transferred and estimated fair value of assets acquired and liabilities assumed as if the acquisition date was June 30, 2020 is presented as follows.

(in millions)	Amount	Note reference
Consideration transferred:
Cash consideration for outstanding shares	$20,355	(a)
Settlement of vested stock options and stock-based compensation	289	(o)
Total consideration transferred	$20,644

Recognized amounts of identifiable assets acquired and liabilities assumed:
Net book value of assets acquired	$593
Inventory fair value adjustment	881	(b)
Identifiable intangible assets at fair value	20,535	(c)
Right of use asset adjustment	8	(d)
Accrual for milestone payments	(4)	(e)
Future royalties adjustment	(797)	(f)
Deferred revenue adjustment	126	(g)
Lease liability adjustment	(6)	(d)
Deferred tax impact of fair value adjustments	(4,547)	(h)
Goodwill	$3,855	(i)

(a)	Represents cash consideration transferred of $20,355 million for Immunomedics ordinary shares at closing on October 23, 2020. The consideration transferred consisted of cash on hand of $8,797 million and proceeds generated from sales of marketable securities of $11,558 million.

(b)	Reflects the estimated fair value step-up of $881 million related to Immunomedics’ inventory. The total $881 million was allocated $503 million to Inventories and $378 million to Other long-term assets. This estimated step-up in inventory is preliminary and is subject to change based upon Gilead management’s final determination of the fair values of finished goods and work-in-process inventories. Gilead will recognize the increased value of inventory in cost of goods sold as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed to occur within the 21 months after the acquisition.

(c)	Reflects the estimated fair value adjustment related to the identifiable intangible assets acquired, which consist of the following:

As of
(in millions)	June 30, 2020
Identifiable intangible assets:
Finite-lived intangible asset	$4,600
Outlicense contract asset	175
Indefinite-lived intangible assets - in-process research and development	15,760
Pro forma adjustment for estimated fair value of identifiable intangible assets	$20,535

Currently, Gilead does not have sufficient information as to the amount, timing and risk of cash flows of all of the acquired intangible assets. Some of the more significant assumptions inherent in the development of intangible asset fair values include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures, and working capital requirements) as well as estimated contributory asset charges; probability of success for in-process research and development projects; the discount rate selected to measure inherent risk of future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, among other factors. These assumptions will be adjusted accordingly, if the final identifiable intangible asset valuation generates results, including corresponding useful lives and related amortization methods, that differ from the pro forma estimates or if the above scope of intangible assets is modified. The final valuation will be completed within one year from the acquisition date.

(d)	Reflects the adjustment to the Immunomedics’ right of use assets and lease liability using Gilead discount rate assumptions.

(e)	Reflects a fair value adjustment for the accrual of milestone payments.

(f)	Reflects the estimated fair value adjustment of Immunomedics’ liability related to the sale of future royalties measured and recorded at fair value.

(g)	Reflects a fair value adjustment to eliminate historical deferred revenue.

(h)	Represents the preliminary estimate of deferred income taxes primarily resulting from the fair value adjustments of assets acquired and liabilities assumed. This estimate of deferred taxes was determined based on the excess book basis over the tax basis of the pro forma adjustments attributable to the assets and liabilities acquired. The statutory tax rate was applied, as appropriate, to each adjustment based on the jurisdiction in which the adjustment is expected to occur. This estimate of deferred income tax assets and liabilities is preliminary and is subject to change based upon Gilead management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

(i)	Goodwill is calculated as the difference between the estimated fair value of the consideration transferred and the values assigned to the tangible and identifiable intangible assets acquired and liabilities assumed.

(j)	Represents the elimination of Immunomedics’ historical Additional paid-in capital, Accumulated other comprehensive loss and Accumulated deficit.

(k)	Gilead financed the acquisition with the majority of the proceeds from the 2020 Senior Notes, an additional $1.0 billion borrowing in October under a new senior unsecured term loan facility and the balance with cash on hand. The debt discount and issuance costs were $64 million and $3 million on the proceeds from the 2020 Senior Notes and the new senior unsecured term loan facility from October, respectively. The net proceeds were $7.2 billion and $997 million from the 2020 Senior Notes and new senior unsecured term loan facility, respectively. Gilead plans to repay $1.0 billion in aggregate principal amount of our 4.50% Senior Notes due 2021 and $1.3 billion in aggregate principal amount of our 4.40% Notes due 2021, which is not reflected in the unaudited pro forma condensed combined financial information.

(l)	Reflects the amount of marketable securities sold generating proceeds used as cash in the consideration transferred.

(m)	Gilead recorded estimated acquisition-related transaction costs of $35 million. The unaudited pro forma condensed combined balance sheet reflects the costs as a reduction of Cash and cash equivalents with a corresponding decrease to Retained earnings.

(n)	Reflects the adjustment to Retained earnings and corresponding adjustment to Accumulated other comprehensive income related to a gain of $31 million recognized for marketable securities sold and used as cash in the consideration transferred subsequent to the periods presented.

(o)	Reflects an adjustment of $289 million for vested stock options and accelerated vesting of stock-based awards attributable to the pre-combination period that has been accrued. In addition, Gilead also accrued $242 million nonrecurring post-combination compensation expense primarily related to the acceleration of unvested stock-based awards of Immunomedics in contemplation of the acquisition with a corresponding decrease to Retained earnings.

(p)	Deferred tax assets and liabilities are netted on a tax jurisdictional basis. As a result of the transaction adjustment related to deferred tax liabilities, Gilead would be in a net deferred tax liability on a pro forma combined basis. Gilead has reclassified $363 million of its net deferred tax assets to net against deferred tax liabilities by reducing Other long-term assets and Other long-term obligations.

Note 6 – Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)	On April 22, 2020, the U.S. FDA granted accelerated approval to Trodelvy for the treatment of adult patients with metastatic triple-negative breast cancer (“mTNBC”). The related intangible asset is amortized as a finite-lived intangible asset with an estimated useful life of 12 years beginning April 2020 resulting in amortization expense of $71 million in the six months ended June 30, 2020.

(b)	On April 22, 2020, the FDA granted accelerated approval to Trodelvy for the treatment of adult patients with mTNBC. The related acquired Immunomedics’ inventory is amortized straight-line over the 21 month period in which the inventory is expected to be sold beginning April 2020 resulting in amortization expense of $95 million in the six months ended June 30, 2020.

(c)	For pro forma purposes, interest expense is calculated based on contractual terms of the 2020 Senior Notes, which include fixed and variable interest rates, and an additional $1.0 billion borrowing in October under a new senior unsecured term loan facility, which assumes LIBOR plus an applicable margin, resulting in a total weighted-average interest rate of 1.55%. The total interest reflects the impact of the amortization of the debt discount and issuance costs. Accordingly, a 1/8 of a percentage change in the variable rate is not expected to have a material impact on Gilead’s interest expense.

(d)	Statutory tax rates were applied, as appropriate, to each acquisition and financing adjustment based on the jurisdiction in which the adjustment was expected to occur.

(e)

Gilead recorded a nonrecurring post-combination compensation expense of $242 million primarily related to the acceleration of unvested stock-based awards of Immunomedics in contemplation of the merger for the year ended December 31, 2019. The total $242 million was allocated $53 million to Cost of goods sold, $48 million to Research and development expenses, and $141 million to Selling, general and administrative expenses.

(f)	Gilead acquired an outlicense and supply agreement to Everest Medicines II Limited, which had an estimated fair value of $175 million as of the acquisition date. This definite-lived intangible asset is being amortized over an estimated useful life of 15 years on a straight-line basis. Amortization expense was $12 million and $6 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, and is included in Cost of goods sold.

(g)	Gilead recorded estimated remaining acquisition-related transaction costs of $35 million. The unaudited pro forma condensed combined statement of operations reflects the costs and is included in Selling, general, and administrative expenses.

(h)	The historical consolidated financial statements of Immunomedics included interest expense of $40 million and $28 million related to the sale of future royalties accounted for as debt for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively. Upon acquisition, Gilead adjusted the liability related to the sale of future royalties accounted for as debt and assumed a lower interest rate of 2.63%, which would have resulted in interest expense of $29 million and $15 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively. As a result Gilead recognized a reduction of the interest expense by $11 million and $13 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively.

(i)	Reflects an estimate of the impacts of the sale of marketable securities based on their use as a source of liquidity to fund the acquisition. This reflects a gain on sale of $31 million with an increase to Other income (expense), net in the statement of operations for the year ended December 31, 2019, and interest income was decreased by $257 million and $81 million within Other income (expense), net for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively.